IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

Q FUNDING III, L.P. and Q4 FUNDING, L.P.

            Plaintiffs,

            v.

CEDAR FAIR MANAGEMENT, INC.,                         Civil Action No.________
and CEDAR FAIR, L.P., a Delaware
limited partnership,

            Defendants.

VERIFIED COMPLAINT PURSUANT TO 6 DEL. C. Section 17-305

Plaintiffs Q Funding III, L.P. and Q4 Funding, L.P. (together "Q Funding" or "plaintiffs"), by and through their undersigned counsel, as and for its Verified Complaint Pursuant to 6 Del. C. Section 17-305 against defendants Cedar Fair, L.P. ("Cedar Fair" or the "Partnership") and Cedar Fair Management, Inc. ("CFMI" or the "General Partner") allege as follows:

1.     Plaintiffs are commonly-controlled Texas limited partnerships and limited partners of defendant Cedar Fair. Plaintiffs' principal place of business is located at 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102. Plaintiff Q Funding III, L.P. holds 6,642,100 Cedar Fair units, representing approximately 12% of the total number of outstanding limited partnership units. Plaintiff Q4 Funding, L.P. holds 3,379,318 Cedar Fair units, representing approximately 6.1% of the total number of outstanding limited partnership units. Together, plaintiffs constitute Cedar Fair's largest unitholder.

2.     Cedar Fair is a Delaware limited partnership with its principal executive offices at One Cedar Point Drive, Sandusky, Ohio 44870. Cedar Fair is one of the largest regional amusement-resort operators in the world with eleven amusement parks, six outdoor water parks, one indoor water park and five hotels.

3.     Defendant Cedar Fair Management, Inc. ("CFMI" or the "General Partner") is an Ohio Corporation, and is Cedar Fair's sole general partner with principal offices located at One Cedar Point Drive, Sandusky, Ohio 44870.

4.     The Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P., (the "Partnership Agreement") provides limited partners the right to access partnership books and records. Section 7.5 of the Partnership Agreement provides in its entirety:

7.5 Rights of Limited Partners Relating to the Partnership. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the following rights for a proper purpose reasonably related to his Partnership Interest, upon reasonable demand and at such Limited Partner's own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

(iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or other consideration contributed by each Partner and which each Partner has agreed to contribute in the future, and the date upon which each Partner became a Partner;

(v) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(vi) to inspect and copy any of the Partnership's books and records and obtain such other information regarding the affairs of the Partnership as is just and reasonable.

5.     Section 17-305 of the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), 6 Del. C. Section 17-305, provides in pertinent part:

(a) Each limited partner has the right, subject to such reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) as may be set forth in the partnership agreement or otherwise established by the general partners, to obtain from the general partners from time to time upon reasonable demand for any purpose reasonably related to the limited partner's interest as a limited partner:

(1) True and full information regarding the status of the business and financial condition of the limited partnership;

(2) Promptly after becoming available, a copy of the limited partnership's federal, state and local income tax returns for each year;

(3) A current list of the name and last known business, residence or mailing address of each partner;

(4) A copy of any written partnership agreement and certificate of limited partnership and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the partnership agreement and any certificate and all amendments thereto have been executed;

(5) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each partner and which each partner has agreed to contribute in the future, and the date on which each became a partner; and

(6) Other information regarding the affairs of the limited partnership as is just and reasonable.

6.     By letter dated May 26, 2010, pursuant to both Section 7.5 of the Partnership Agreement, and Section 17-305 of DRULPA, plaintiffs requested access to a very limited and defined set of Partnership books and records. The demand letter is attached hereto as Exhibit A.

7.     In the demand letter, Q Funding requested the following:

1. Documents constituting or reflecting any analysis prepared by the Board of Directors of the General Partner, senior management of the General Partner, or advisors to the Partnership or General Partner, with respect to the Credit Agreement (as that term is defined in the Partnership's proxy statement filed on Schedule 14A dated February 10, 2010), any proposed amendment, refinancing, or modification of the Credit Agreement, or any alternative or replacement financing.

2. Minutes or any draft minutes of any meetings of the Board of Directors of the General Partner that have taken place since April 1, 2010, concerning the subject matters referenced in the preceding paragraph.

Exhibit A at 1. The Credit Agreement is, in essence, the principal debt obligation of the Partnership and represents an amount of approximately $1.5 billion. It was incurred in connection with the Partnership's acquisition in 2006 of the Paramount Parks, a North American seasonal theme-park operator. The Partnership has limited flexibility under the distribution suspension and leverage covenants in the Credit Agreement.

8.      In the demand letter, Q Funding made clear its willingness to execute a reasonable confidentiality agreement, as well as its willingness to bear the reasonable costs incurred by Cedar Fair in connection with the requested inspection.

9.     Q Funding also set forth the purposes of its demand:

The purposes of this demand are to assist Q Funding as limited partners in (1) collecting and considering information regarding any proposed financing alternatives available to the Partnership with respect to the Credit Agreement, and (2) communicating with the General Partner, senior management of the General Partner, their advisors, and/or other limited partners of the Partnership with respect to financing issues or needs of the Partnership, alternatives available to the Partnership with respect to the Credit Agreement, and to research and possibly propose to the General Partner alternative financing sources or structures that may be more favorable to the Partnership. In addition to these purposes, Q Funding needs access to the information requested above to enable it to adequately assess the status of the business and financial condition of the Partnership, as contemplated by both DRULPA and the Partnership Agreement.

Exhibit A, at 2.

10.     Q Funding's purposes for the demand are proper under Delaware law, and are directly related to Q Funding's interests as limited partners in the Partnership.

11.     In a letter dated June 3, 2010, defendant Cedar Fair, through its counsel, responded by flatly rejecting plaintiffs' demand. Cedar Fair's June 3, 2010 letter is attached hereto as Exhibit B.

12.     Section 17-305(e) of the DRULPA provides that if a general partner "refuses to permit a limited partner to obtain from the general partner the information described in subsection (a)(3) of this section[,] [. . .] the limited partner may apply to the Court of Chancery for an order to compel such disclosure."

13.     Because plaintiffs have articulated a proper purpose, pursuant to both Section 7.5 of the Partnership Agreement and Section 17-305 of the DRULPA, and have otherwise complied with Delaware law regarding access to partnership books and records, plaintiffs are entitled to the two requested categories of books and records.

14.     Plaintiffs have no adequate remedy at law.

WHEREFORE, plaintiffs respectfully request that this Court enter an Order as follows:

      Summarily requiring defendants to furnish plaintiffs with all of the information requested in the demand letter;

      Awarding plaintiffs their costs and expenses, including reasonable attorneys' fees, in connection with this action; and

      Granting such other relief as the Court deems just and proper.

Dated: June 9, 2010 968910

POTTER ANDERSON & CORROON LLP

By: /s/ Matthew E. Fischer

Matthew E. Fischer (# 3092)
Dawn M. Jones (#4270)
Meghan M. Dougherty (#4787)
William E. Green, Jr. (#4864)
Potter Anderson & Corroon LLP
Hercules Plaza, 6th floor
1313 North Market Street
P. O. Box 951
Wilmington, Delaware 19899
(302) 984-6000

Attorneys for Plaintiffs Q Funding III, L.P. and Q4 Funding, L.P.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

Q FUNDING III, L.P. and Q4 FUNDING, L.P.

            Plaintiffs,

            v.

CEDAR FAIR MANAGEMENT, INC.,                         Civil Action No.________
and CEDAR FAIR, L.P., a Delaware
limited partnership,

            Defendants.

VERIFICATION

STATE OF

                                        ss:

COUNTY OF

I, Scott McCarty, being duly sworn, hereby state under oath that I am authorized to make execute this Verification on behalf of plaintiffs Q Funding III, L.P. and Q4 Funding, L.P. and that I have reviewed the foregoing Verified Complaint, and that to the best of my knowledge, information, and belief, the allegations of fact made therein are true and correct.

Scott McCarty
Q Funding III, L.P.
Title:

Q4 Funding, L.P.
Title:

SWORN TO AND SUBSCRIBED before me this day of June, 2010.

Notary Public

My Commission Expires: